Exhibit 99.1

FOR IMMEDIATE RELEASE

ZEO ScientifiX Announces That Unaudited Monthly Sales Surpassed $1.0 million in April 2026, the first time the Company has achieved this milestone.

FORT LAUDERDALE, FL – May 12, 2026 – ZEO ScientifiX (OTCQB: ZEOX) (“ZEO” or the “Company”), a regenerative medicine products company serving physician-run clinics across the United States, today announced that it had reached a defining commercial milestone. For the first time in Company history, ZEO’s single month unaudited sales surpassed the $1 million mark in April 2026. Management believes that this achievement marks a significant inflection point in ZEO’s growth trajectory and reflects the successful execution of a physician-first commercial strategy that we believe is uniquely positioned to scale.

At the core of this momentum is the Company’s newly implemented dedicated internal sales force. Building on this foundation, ZEO is actively looking to add additional full-time sales professionals to accelerate physician onboarding, broaden geographic reach, and deepen penetration within existing clinic networks. As ZEO scales its sales infrastructure, management expects physician count, revenue per account, and total Company revenue to grow in parallel.

Another significant driver of this momentum has been ZEO’s physician education strategy, including its ongoing regenerative medicine masterclass programs. These initiatives are designed to educate physicians and physician practices on the clinical, operational, and practice-development aspects of regenerative medicine. Management believes this physician-first education model has helped accelerate adoption, deepen trust with clinical partners, and support more sustainable account growth

Management Commentary

Ian Bothwell, Chief Executive Officer of ZEO ScientifiX, said, “April’s results represent a genuine inflection point for ZEO. Physicians across the country are actively seeking high-quality, differentiated solutions in the rapidly evolving market for regenerative medicine therapeutics, and our Company is meeting that demand at scale. The growth we are reporting we believe is not incidental. It reflects a deliberate build, and we are accelerating it.”

He added, “Our expanding sales force and our physician education initiatives are operating in parallel. We are not simply moving product. We are educating physicians, supporting practices, and helping clinicians build sustainable, high-performing regenerative medicine programs. That educational infrastructure, including our masterclass model, is a major reason this growth is beginning to compound.”

Sean Vega-Stanton, M.S., General Manager of ZEO ScientifiX, said, “Breaking through $1 million in a single month is not just a number. It is proof of concept. We continue to pursue strategies to expand our physician network, and we believe the next phase of growth will be larger than what we have already achieved. The infrastructure is in place. The market is ready. We are moving.”

About ZEO ScientifiX (OTCQB: ZEOX)

ZEO ScientifiX is a regenerative medicine products company dedicated to advancing patient outcomes through physician-run clinics. ZEO supplies cutting-edge biologics and regenerative therapies, partnering with clinicians to drive clinical excellence and sustainable practice growth.

Forward-Looking Statements

Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Actual results could vary dramatically. ZEO has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

ZEO ScientifiX, Inc.

Karlista Maroney

Director of Growth Strategy

IR@zeoscientifix.com